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SEP. 14. 2006 / 2:15PM ET
NYX - NYSE GROUP AT LEHMAN BROTHERS 4TH ANNUAL CONFERENCE
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CORPORATE PARTICIPANTS

NELSON CHAI
NYSE GROUP - CFO

GARY STEIN
NYSE GROUP - HEAD OF IR


PRESENTATION


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UNIDENTIFIED COMPANY REPRESENTATIVE

We're very happy to kick off this track with NYSE Group. The NYSE has obviously been very busy this year, following its acquisition of Archipelago. It's going public, confronting a lot of market structure change and finally announcing its merger agreement with Euronext. With us here today to elaborate on all of these is the CFO, Nelson Chai. Thanks a lot for coming, Nelson, and I'll turn the floor over to you.

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NELSON CHAI  - NYSE GROUP - CFO

Thank you everybody for coming. I know that I am following lunch, so if you have a hard time yawning or keeping awake, I understand. This is just kind of our standard legal disclaimer, I'm not going to cover and spend our time on it. But in terms of what I wanted to today is really spend time talking a little bit more about the New York Stock Exchange Group, and then also spend a little time talking about our proposed transaction of Euronext. And obviously I want to make sure I have some time for some questions and answers.

Obviously, I don't think I have to go over this, but in terms of the New York Stock Exchange, again, I think people have seen this before in terms of who we are. The thing I really want to talk about is really the changes that are going on and what we're actually going there. And if you think about the activity that's happened over the last couple of years since John Thain [audio skip], it really has been about transforming the New York Stock Exchange.

This is an old, 214-year-old not-for-profit company that literally just traded one product, from a trading perspective, on the floor of the New York Stock Exchange. I think the first opportunity that John had in terms of the transformation was announcing the hybrid market, or taking the opportunity to open up a listed marketplace for trading.

The second was obviously the transformation, or the announcement of the Archipelago deal, which allowed the New York Stock Exchange, and now the New York Stock Exchange Group, to participate in a lot of different trading areas that are both fast growing, where we have very, very big and growing positions.

In addition to that, with our announced Euronext transaction, you can see that not only are we in the process of transforming the exchange itself, but we are taking a leadership role in trying to transform the markets. And, again, I'll spend a little bit more time on that.

In terms of the brand itself and the exchange, I don't think it takes much to talk about. Everyone here, I think, is familiar. You know that we are the absolute market leader, the largest cash equity exchange by far. You know the brands we have. I think some of the statistics in terms of the Dow Jones, the percent of the Fortune 500, and even as I was going through the list of the companies presenting here at the Lehman conference today, I think we're about 70 or 75% of those companies, as well, are listed on the New York Stock Exchange.

We are clearly also the global listings market of choice. I mean, if you look on the chart on the left here, you can see there, which is the market capitalization of the companies listed on the New York Stock Exchange relative to every other exchange out there, and you can see how much bigger we are.

It's important to note that we have a very, very large - actually the portion of our international listings is bigger than any of the other exchanges, as well. So you can see that we are very, very big and very, very broad in terms of our listing base. And then you can see also on the right in terms of how we do when IPOs are available to list on the New York Stock Exchange, we still win roughly 91% of the time.


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We're also the most liquid stock exchange, and what this is really showing on the left the average value of the trading. And again, we do it because we're the exchange that offers the most liquidity, the best prices, the lower volatility and certainly the execution. And again, what you'll see and you'll hear about -- people talk about it, but we've done our studies and so we've studied companies that have come to the New York Stock Exchange from other venues, primarily NASDAQ, and ones that have left. And you've heard people talk about us. But just so we're clear here in terms of setting the score, from 2002 to 2005, there were 67 companies that moved from NASDAQ to the New York Stock Exchange and there were three companies that moved from the New York Stock Exchange to NASDAQ.

This year, there were six that have moved over and there were five that moved over. So no matter how people want to keep score, those are the raw numbers that people would talk about.

In terms of where the company is today, we're very well positioned and we participate along three major business segments, if you will. On the listings side, I don't think I need to spend more time on it, I think people understand the business.

On the market data side, we get revenues for the information that we provide to the marketplace. And then on the transaction side of the business, where I'll spend much of the time now talking about it, as you know where we are in terms of trading of listed shares, I think people understand the position we have in the over-the-counter world. The options area is a huge and exciting opportunity for us, the ETFs world, where we are the largest player in the fastest-growing segment of the cash business today, and then you've heard us talk about our interest in getting in the bonds and other areas.

In terms of listed volume, the best thing for us is the fact that the business continues to grow. So if you look at the amount of business we're doing in listed trading, it continues to grow, and even if you look at the most recent results in August, the volume that we did at the New York Stock Exchange grew 9% year over year in terms of matched orders.

Some of the things we've done this year was one of the first things we had to do, and again, this goes back to the transformation, was that there were historical caps in place on the floor of the New York Stock Exchange. So, really, no matter what the volume did, the transaction revenue didn't actually grow.

So one of the first things we had to do, which was announced in June and took effect August 1st, was lift the 2% cap, and that was very, very important. So this year, in August when the volume grew 9%, we actually got some lift in the revenue, as well. We still continue -- despite what you read out there, we are the marketplace that sets the best bid or offer 91% of the time, and I think everybody understands that we are launching our new hybrid market system, and again, Phase III should begin on October 6th.

On the NASDAQ-listed side of the business, again, the business continues to grow, the amount of transactions we're doing in that business continues to grow, our market share is growing, and again, we are very confident, especially as our competitors start merging the order books, that we'll even see continued growth there. So, again, this is an area where we continue to pick up a lot of steam in a business that's growing quite quickly.

On the ETF side, this is the fastest-growing segment. I mean, the stats on the growth in this marketplace are unbelievable. The compound annual growth over the last four years is about 37%. The growth this year is over 50%. We are a 43% player. We continue to grow and we're continuing to add the listings, as well. So, again, this is a business that we are the leading player in a business that's growing faster than any other part of the cash business.

And then on the options side, I think - hopefully everybody has seen some of the press releases and the work there. And, again, for those of you who don't recall the New York Stock Exchange being in the options business, Archipelago bought the business from the PCX at the end of the third quarter last year.

The first thing we did was we went in and executed against an integration plan, which allowed us to realize a fair amount of synergies and take a business that was losing money to one that's doing quite well financially now. And then Phase II of that for us was launching a new options exchange, which we did successfully on August 7th of this summer.

And what that business really does is really gives us an opportunity to compete and go beyond some of the traditional floor business we were getting out of the PCX and really compete in what I'll called more of the price discovery side of the business. It's really predicated on three things. One is a pricing structure that creates incentives for some of the large players in the options industry to grow, a new market structure that's


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much more of a modified flat open book, so it's really incenting and providing opportunity for people to bring liquidity, and we back that up with our new platform, importantly, on the pricing.

The one highlight on all those pages, and again, if people want some more information on this, we're happy to send it to you, is really on the pricing side. The single biggest issue in the options business today is actually on quote throughput capacity. All the other major exchanges either have throttles or ratios you have to manage in terms of quoting. As you see here on our pricing, we have told the market that cancellations are free, so bring us all the liquidity you have, and we're very confident we can do that.

We started the rollout. There was close to 300 stocks already on the platform. We have another 500 coming onboard. It's something we're very, very optimistic on.

And then finally, as you continue to talk, and again, I do want to leave a lot of time for Q&A, is how we continue to do against some of the promises, if you will, that John Thain and I made when we announced the Archipelago-New York deal. And I guess the best way to do this it is the financial performance. And you can see our strong second quarter results, both in terms of the absolute in terms of how the revenue has grown, but very importantly, how the margin has grown. And the good news, again, as anybody who's heard our conversation on the analyst calls, it really was balanced between good revenue growth and continued strong cost takeout and cost containment. And, again, as we continue down the path, we are very confident, as well, in terms of not just delivering this year, but also next year's, promise of the $200 million in cost savings.

I think everybody understands our balance sheet right now. Today, we have no debt. We have tremendous financial flexibility, and again, it gives us the opportunity to think about how we want to invest that to deliver shareholder returns.

Now I actually want to spend a couple minutes on Euronext, and again, I think there's a lot of discussion and people know the move we're making here in terms of the rationale behind our transaction with Euronext.

The first is really our opportunity - and I started off talking about the transformation of the markets overall. We truly believe that the markets will continue to consolidate. We truly believe that there will be a few global multi-product exchanges, and we believe that we will be one of them. And we think with Euronext this is the first step in terms of truly creating that.

We will create by far the world's largest cash equities marketplace. And to the extent you're trying to have the math work out between this slide and an earlier slide, it's because what we need to do is we need to back out any kind of double counting between companies that would have been listed both at Euronext as well as the New York Stock Exchange Group. But you can see the size of our business.

And, importantly, if you look at the diversity of the portfolio for us, one of the real attractions was really the complementary or additive nature that Euronext brought to the table. They have a terrific derivatives business, which is a business that we would love to get in, and I'm sure many people will hear afterwards between the Board of Trade and the Merc. The fundamentals of those businesses are fantastic and we'd like to get in them. And this gives us a great platform to do so.

You've seen this slide before, but again, I can't stress enough how we think our transaction really provides the most benefit to all the key stakeholders. To the shareholders, there's a significant amount of operating synergies. As we spend more time, we started the integration planning work with Euronext's management team. We continue to get more confidence about delivering against those numbers.

With issuers, we're starting to have our conversations and see the opportunities and, again, the working teams are working together. With users, we're starting to come up with some good new product ideas that, again, are going to deliver incremental value to the market. And, frankly, with the employees and constituents as well, I think the approach we're taking will be one that will allow us to generate tremendous shareholder value returns, but also maintain a lot of the integrity of the local markets, if you will.

In terms of timing, and people ask about this, we are very close to filing our initial S-4, or our proxy, with the SEC. And as people understand, there's typically a few-week review process. There will be some iterations back and forth. We are targeting December to really have both a shareholder meeting here, as well as an AGM meeting over in Europe, and we do continue to anticipate closing at some point in the first quarter of next year.

Once we do close, I do want to note that the combined pro forma of the combined company will by far be the largest cash equities publicly traded company, total, and then important to note on the S&P side of it, this is not one where we're taking two businesses and going to try and just lever the thing up.


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Today, Euronext has an AA rating. We've already started our conversations with the ratings agencies, and we are confident that we will be strongly within the investment grade side, and we think that's important as you're an exchange, and we're not sure that exchanges should have that much debt.

And then finally, as you sit back, because I get a lot of questions about all the things we have to do, I think sometimes it's important to sit back, and we clearly are right at the six-month anniversary of the New York Stock Exchange Group. And if you think back to what we've been able to accomplish within the last six months, there's been a tremendous amount achieved by a lot of folks, both in terms of delivering against some of the integration opportunities that we've outlined, completing a large secondary, the announcement of the agreed combination agreement with Euronext, some of the moves we've made on pricing, introducing our new options platform, the continued rollout of hybrid and being on target for that rollout, as well as being on track for our NMS compliance by year end.

And I guess the only thing I would say is while we're very proud of everything we've accomplished, we recognize the hill is a lot steeper and there's a lot more work left, and so we know we have a lot more to do. But, again, I think as I sit here six months into it, we're very, very confident, very pleased with the progress we made against what I would call the transformation of the New York Stock Exchange, as well as beginning in terms of on the overall markets.

So, with that, I wanted to leave some time, and a lot of time, for questions, and see what I can answer.


QUESTION AND ANSWER


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ROGER FREEMAN - LEHMAN BROTHERS

We'll move into Q&A now. There should be a microphone coming around. I'm just going to ask you the first one, Nelson, which is around your pricing. Obviously, there's news out here on a change in pricing for trading New York-listed on NYSE Arca. And so you're introducing a rebate now, which is obviously a different model than the pricing on the floor. And I guess the question would be, and also relative to NASDAQ, what is your objective here and can you talk a little bit about the timing, why this wasn't announced, I guess, alongside the overall pricing changes of a couple of months ago?

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NELSON CHAI  - NYSE GROUP - CFO

[inaudible - microphone inaccessible]. That's why we saw [inaudible]. We literally have a number of people accessing liquidity in the New York Stock Exchange for free, including one of our chief competitors. We need to move that.

The second part of it was really preparing for hybrid. And so what this pricing change does is allow us to prepare for hybrid. We believe that there are different market constituents out there. Some of them, if you look at the over-the-counter world, there's different people who trade, and so it's important that you meet the needs of all of them. And for large market constituents, they rely on speed, and a lot of them rely on a liquidity payment, and so it's really based on the timing of launching hybrid, the opportunity that we think will continue to grow the market and our opportunity to play.

If you look at the statistics, and you saw - and I showed the statistic in terms of market capitalization. If you look at the market capitalization versus the trading velocity, you would see a ratio at the New York Stock Exchange at about
1.0. If you compared that to the same ratio for the two large European exchanges on equities, or on Euronext and Deutsche Boerse, that ratio is about 1.5. And in the over-the-counter world for NASDAQ, it's 2.5.

So with the onset of hybrid, we do anticipate that the market will expand dramatically, so even if we get to where the Europeans are, that's 50% increase in volume. Well, where is that volume going to come from? And that volume is going to come from potentially a different segment that might have been traditionally sending order flow down to the New York Stock Exchange, number one, and number two, we need to make sure that we're providing a competitive offering to go after those large segments of business, and so we think this will do so.

We know already that the Archipelago platform competes very well with NASDAQ from a speed and technology perspective, and we think that putting this in there will continue to drive liquidity and create incentives for those providers to participate in the listed marketplace.


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ROGER FREEMAN - LEHMAN BROTHERS

But do you think that the volume that we see on NASDAQ, the 13% or so market share that they've got, do you think that that is largely these new strategies as opposed to volume that's come off of the exchange?

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NELSON CHAI  - NYSE GROUP - CFO

I think -- first of all, I think the volume that the NASDAQ got, the 12.5%, which is what their matched share was out of their press release in August -- I'll quote their number. I think when you announced a [removal of the 2% cap], there are some people who are upset because what they used to get for free they pay for. And so it's not that we didn't anticipate there might be a little bit of slippage there.

What NASDAQ was very good at was creating a micro cap. And they went out and marketed this micro cap, which is you get to access the New York Stock Exchange for $60,000 a month instead of paying the variable rate to the exchange. I think a couple of things are going to happen out of that. First of all is that there are some customers that have been baited and switched before from that management team. I think when they start looking at their bill and they see the $60,000, plus they see the amount of volume that's sent across the NASDAQ times $0.07 a share, which is their take rate, I think they'll look at a different potential bill than what they thought.

The second thing I think that we're hearing, anyway, in the Street is there are some large, large broker-dealers who are large broker-dealer customers themselves that are starting to feel like NASDAQ's competing with them. And it's interesting enough because about a year ago, at the SIA, Chris Concannon was walking around with a T-shirt that said "Arca, they came for your business and left with your customers." And if you actually ask the customers, some of those big, large, market-maker broker-dealer customers are feeling the bite now, coming out of NASDAQ, so we'll see what happens there. I would tell you that our pricing is not based on stuff they do. Our pricing is based on us executing our plan. I'm sure that they will think about it and see how - what they do. Any other questions?

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UNIDENTIFIED AUDIENCE MEMBER

Can I just get your outlook on your market share on the trading side, especially as Reg NMS comes into effect?

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NELSON CHAI  - NYSE GROUP - CFO

Well, there are different debates on that, right? And I guess our take of it is that no matter what you boil Reg NMS down to, it says you have to send the order to where the best price is. And so this year, through the first six months year-to-date, we have the best price 91% of the time, so I guess that would suggest that we should get more of the orders.

Now, there's a different side out there and some people are trying to find avenues to go post orders, if you will, to see if they're hit. But the reality is, today, we are the marketplace where you get the best bids and offers 91% of the time on the stocks we trade.
So just based on that, we believe that we should do well in Reg NMS. Any other questions?


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UNIDENTIFIED AUDIENCE MEMBER

When you introduced your options platform, like, is there any advantage of trading stocks and options together on the NYSE versus the stock on the NYSE and the options on, say, the ISE? Like, you could be more competitive on price, but will there be, like, side by side trading that will give me an advantage to do my whole trade there?

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NELSON CHAI  - NYSE GROUP - CFO

Well, there are some customers who have actually told us there are some advantages, right. And so today the technology allows you to leg the two sides of the trade very, very quickly, but people actually care about friction points. So we have a customer in Chicago, okay, who's three blocks away from our office but wants to collocate because they think three blocks traveling light speed makes a difference. And so they pay us money to collocate. And so in this business and for a certain customer base, that actual time matters.


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And so any kind of latency matters, and so we do think there is an opportunity.
The big opportunity, day one out of the box, to go after some of that market share really is on our market structure and our technology platform, where we're just allowing an opportunity for people who have large pools of liquidity to come play in the modified flat open book. And we have a bandwidth, we think we're best of breed right now.

Now, we don't think that's going to stay forever, because we can never kind of rest on that technology lead, but we think that we can provide more quoting than anybody else out there. And we think that's the single biggest issue out there, and none of the other competitors can offer that kind of pricing that we can, which we're saying there's no charge for cancellations. And we think that - and then we've attracted some of the large players in the Street to start playing with us, if you will. And you should see the impact towards -- in the fourth quarter. You've got one up here. You're going to have to raise your hand or stand up.

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UNIDENTIFIED AUDIENCE MEMBER

On the issuer side, do you think NASDAQ will be successful in getting to the two to three-letter symbols, and if so, how do you think that will impact the issuer business?

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NELSON CHAI  - NYSE GROUP - CFO

Well, I'm not quite sure that they will, because if you think about how many symbols there are, you actually have to do the math out about two and three-letter symbols versus the algorithms on four-letter symbols. And so I don't know if they'll be successful, I'm not quite sure why they should be, right? I'm not sure that it would impact it. I think, again, when you actually ask people why they list and NASDAQ will make a thing - I mean, if they did it just on the merits, they should all list with us because we do plenty of work, we looked at the companies that list on the New York Stock Exchange.

We looked at the -- Schwab was an example that moved, and if you looked at the trading of their stock, they traded much better at the New York Stock Exchange. The intra-day volatility, the prices are much better, and that's for sure. It's the reason why when we introduced the NYSE Arca listing platform, we did it with Electronic Market Maker, because somebody in there providing a two-sided quote for bids and offers ensures the stock trades better.

So what people really trade on a lot is on brand, and we by far have the best brand out there, and so I don't necessarily think the symbols in itself will change, although, again, I'm not sure why we need to change the symbols. But given the fact that they have the four-letter mnemonic, they actually have a lot more symbols to choose from, if you will.

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UNIDENTIFIED AUDIENCE MEMBER

[inaudible question - microphone inaccessible] about EUR8 higher than your bid for Euronext. Can you just talk about what's John's stance on that? What's he going to do going forward?

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NELSON CHAI  - NYSE GROUP - CFO

Well, I guess first of all it's important to note that - and I'll answer your question, but Deutsche Boerse actually had the opportunity to negotiate with Euronext for quite a long period of time. There was actually a shareholder vote to approve, effectively, a similar Deutsche Boerse transaction in May and the shareholders said no. So that's first.

Second, we have a signed combination agreement. We are working with the Euronext management team today in terms of starting our integration planning. We are going to file our proxy shortly, which is a joint filing. So I say all that. Now, that being said, the reality is, yes, this seems to be being played out in the papers a little bit.

It's largely driven by one large hedge fund in London who's trying to push the Deutsche Boerse side of the equation. And yes, today, if you did the pricing, our deal looks like it's a little bit below where their's is. You would have to back out the fact that the structure of their price is complicated because of the three-month VWAP. You should go closer to the spot, and so it actually shrinks a lot of that gap you're talking about.


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But, ultimately, I guess, when the time comes for shareholders to vote, we are confident that not only does our deal make the most strategic sense, which there's not going to be much debate about, but that our deal will also make the most financial sense for shareholders, and we are confident at that time it will be. Any other questions? Great.

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UNIDENTIFIED AUDIENCE MEMBER

Can you just talk about how do you sort of - when you look at the synergies, you don't really know what the regulatory landscape is going to be, so there's some question about whether you'll be able to achieve the synergies, what assets you'll be able to merge, data centers, et cetera. So, I guess do -- how do you analyze that risk to yourself or where do you fit in that process? Why is that not a concern?

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NELSON CHAI  - NYSE GROUP - CFO

There is absolutely no regulatory risk to achieving the synergies, and it would be the same in the NYSE-Arca deal. The regulators don't get involved in managing that. Yes, there is a process you go through with the SEC to make sure that the facilities are appropriate, but they don't get into a number of how many you have, so we view zero regulatory risk in terms of achieving the synergies.

There are certainly operational risks to achieving the synergies, especially as you're trying to migrate the systems and bring it down. And at this point, you don't know what you don't know, but based on what we do know, we're very confident and more confident today than we were when we announced the deal because we're spending more time together.

We have pretty good - the teams are actually together. In fact, their team was over here this week and we continue to work down the plan. And as you continue to move down the plan and you have a pretty rigorous planning process, you do -- you gain confidence. But, again, there is absolutely zero regulatory risk on achieving the synergies. It's just more operational, and you manage that through good, thorough planning.

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UNIDENTIFIED AUDIENCE MEMBER

How comfortable are you in achieving the regulatory approvals before the AGM with Euronext?

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NELSON CHAI  - NYSE GROUP - CFO

Well, we certainly had some conversations, both with regulators over here, as well as the College of Regulators over there, and so based on those conversations, I'd say we're extremely comfortable. So I think what we need to do is get to a vote, which is a process because of the proxy and getting it approved from the SEC, and both on their side, and then we've just got to get to a vote.

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UNIDENTIFIED AUDIENCE MEMBER

I believe there's still a considerable amount of stock locked up for, what, two or three years? Is that likely to be changed in some fashion with the Euronext deal?

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NELSON CHAI  - NYSE GROUP - CFO

We'll certainly continue to look at it. Again, it's not locked up because we're trying to hold back. It's about trying to effectively manage the float and stuff. And so certainly to the extent, once the deal gets closed - I mean, it's a $20 billion market cap company -- we will look at it and see if we can release some of those.

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UNIDENTIFIED AUDIENCE MEMBER

Bloomberg had a story in the last week or so about all the shares that Merrill Lynch and Morgan Stanley and all the brokers were claiming they were doing that wasn't showing up on the exchanges. And so if those numbers aren't in the data, like, how do you hang onto business like that and make sure that it comes back and get those shares printed, rather than being done - the article suggested they were done on other exchanges, the regional exchanges.


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NELSON CHAI  - NYSE GROUP - CFO

Well, a lot of them actually do and NASDAQ tries to take credit for them. Because when they actually come out with their stats, they will print things printed on the NASDAQ system, so the 12.5 number that Roger and I both referenced earlier is really what's traded on their Market Center. But they do operate something called the ADF, which is going to change, and they will do that.

So when Bob Greifeld or later David Warren here claims in the over-the-counter world that he does over 50% of the market, he doesn't really do 50%, or 60%, or 70% of the market. There's a big portion of that that is that broker-buyer that gets crossed and printed on something that's called the ADF, and so they do claim credit for that today.

As they become an exchange, which was supposed to become earlier, but we got notice that their integration was bumped off another month in terms of consolidating their pipes and becoming an exchange, as part of their deal, that will be reported separately. But those all get reported in through there, and I don't hear, at least from the brokers, that they have concerns about where their trades are getting reported.

--------------------------------------------------------------------------------
UNIDENTIFIED AUDIENCE MEMBER

[inaudible question - microphone inaccessible]. Going back to the Arca transaction and the $200 million of cost savings. So it's a debate on what number is actually, from a pro-forma perspective, the starting point on those expenses and how should we be thinking about modeling them going forward? Is it full year '05 expenses on a pro forma basis and then just kind of take out $100 million per year from that? What is the actual starting point?

--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

Well, the actual starting point is when we did the deal, right, and so the starting point would have been at the point in time we did the deal. So if you had an LTM of April 2005, that would have been it, right, because that's the moment we made that announcement, it was out.

So, from us, it was from a budget perspective. But -- so that was the basis for how we came to the $200 million. The reality is that we are going to take those costs out. We are making great progress against them. You'll see more snippets over the coming months of little indications of us getting control of all those buckets, and then secondarily taking action against them. And, again, we're highly confident, as you've heard John and I both say in the past, in terms of where we are in terms of integration. Any other questions?

--------------------------------------------------------------------------------
ROGER FREEMAN - LEHMAN BROTHERS

I'll jump in here with one. Nelson, what are your thoughts on internalization in general? Obviously, broker-dealers have been making a lot of investments in regionals, in dark liquidity pools, crossing networks. Is it to some extent because they are concerned about this duopoly that's been formed. Do you view internalization as competition, essentially, to you?

--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

Yes, I do, because from our perspective, first of all, we think there's benefits from orders going through a price discovery mechanism in terms of achieving best price. When internalized trades happen through retail flows, that's particularly bad, because then you have somebody's retail order flow not getting exposed to the market, and that happens.

When you have internalized trades happening with professionals, if you will, it's different. And there that's a different issue and both us and NASDAQ, who is going to be on, should view internalization as an issue. Those trades should be ours on the New York Stock Exchange. And one of the moves we made was not just to be the place where listed shares are traded on the floor during market hours. We're much broader than that, now. We trade everything, and so everything should trade with us.

And so we do view that as an area. Now, it's a little incumbent on us to make sure that we're offering products that meet those needs so it can help access some of the dark liquidity pools. You're a little constrained as an exchange, because exchanges, by definition, as you know, should be


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price discovery venues, if you will. But, again, those are areas that we have to continue to innovate and try to solve those customer needs. And yes, we should be concerned about anything that trades that doesn't trade on our exchange, and NASDAQ should feel the same way.

--------------------------------------------------------------------------------
ROGER FREEMAN - LEHMAN BROTHERS

Do you think that, longer term, should internalization get to some level that the SEC would actually take concern with that because of the threat to price discovery occurring in a central marketplace?

--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

Yes, I think -- exactly, I think it depends what happens. So to the extent there's a fair amount of retail internalization, I think the SEC probably does care and they listen a lot, because they want to make sure that investor protection is there, frankly.

I think on more of the proprietary stuff, my sense is they would take much more of a market approach on that one. And the reality is is the one thing some of the orders around on the edge frankly do is they provide innovation for the industry. And so the reality is we have to get better at competing against them.

--------------------------------------------------------------------------------
ROGER FREEMAN - LEHMAN BROTHERS

I'm going to ask you one more then if there's nothing out there. On the -- with respect to the listings business, how do you see this evolving over time? It seems that, number one, when you pitched an NYSE listing to a potential issuer, obviously, the things you market are the execution, the superior execution on the floor, the fact that you've got a specialist, et cetera. If, over time, a number of stocks are trading in electronic venues, and it could on be on NYSE Arco, where they're not trading with the benefit of a specialist, what is that value proposition? And do you think you end up having to add a lot of other ancillary services, like we're seeing NASDAQ do with some of the acquisitions they've made that potentially puts pressure on margins in that segment?

--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

Well, first of all, the stock is trading at NYSE Arca. There is somebody providing that two-sided quote, and that's the difference in our market structure versus NASDAQ. So that's number one. Number two, there are plenty of case studies when and if something happens, an event, and so with all the Merck Vioxx stuff.

When stocks get really hot, the reality is is that's really where the company sees the value of the specialists and having somebody in there providing an orderly market. And so we have a lot of cases, frankly, that show that, which is why we see so much of the value in the floor.

So I don't necessarily think that we do that. And then a large part of the discussion, ultimately, on where you list is brand, and we're seeing a lot of opportunity and traction, if you will, on the NYSE Arca side because of the affiliation and the fact that now it's an NYSE listing. So I think, as you probably know, Roger, we had our first NYSE Arca initial listing, a company called Darwin. We had our first NASDAQ transfer, and we actually have a pretty healthy pipeline of companies, both new issues, as well as transfers, that we're working on from NASDAQ because now that they have the opportunity to meet the requirements, there are people who want to listen and move over.

--------------------------------------------------------------------------------
Gary Stein  - NYSE Group - Head of IR

Let me just address one portion of that. As the Head of Investor Relations for the NYSE, I'm in the unique position of not only communicating our story, but also I'm a consumer of services from our listings group. And while we don't necessarily own, as the NYSE, some of the listing ancillary services that some of our competitors do, we still do provide a number of important services to our listed companies. And again, as a consumer, we have access to online governance tools, which are terrific. We have access to IR tools.

So we do provide a number of very valuable services to our listed companies, but we don't necessarily feel the need to own those. We're focused on a number of core competencies and don't necessarily feel the need to own the services, but we do provide them to our companies.


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--------------------------------------------------------------------------------
ROGER FREEMAN - LEHMAN BROTHERS

Can you comment at all on where - the one more and then I'll shut up. Can you comment on where any discussions are with respect to combining some of the regulatory functions between NASD and NYSE regulation as it relates to member firm regulation?

--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

No. And I think John made some comments earlier in this year that we continue to look for opportunities for efficiencies. And, again, we're trying to transform markets. And so he said there are some opportunities to do so, we're going to take advantage of it. So I think at this point, it would be premature for me to comment.

--------------------------------------------------------------------------------
UNIDENTIFIED AUDIENCE MEMBER

Just one follow-up on the new pricing schedule that recently came out.

--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

Today's?

--------------------------------------------------------------------------------
UNIDENTIFIED AUDIENCE MEMBER

No, the old one. So on ITG's conference call, I mean, they talked about how their NYSE execution expenses are going up by $200,000 per month because of your new pricing schedule. That's not an insignificant amount of money for a company like that, and they have -- because [inaudible] the crossing network they don't have to execute it with you guys and they can actually facilitate that transaction somewhere else, albeit NASDAQ or solo - maybe even one of the brokers can do it.

How are you guys looking at combating people like ITG or other players from moving their volume away from you because of those increases on the cost side?

--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

Well, first of all, we're starting to have conversations, and I don't want to speak specifically to ITG, but if there was a customer that was taking liquidity paying zero and now they're paying $100,000, well, the reality is is that they should have never been paying zero, right? So we have to condition the market, which is why we made the step we did, which is really to eliminate the 2% cap. And so we have to have that discussion, and the second part of it is is we have to make sure our marketplace is more attractive.

So the move on the other side, which was announced today in terms of changing pricing of listed for NYSE Arca, hopefully it helps address some of that in terms of meeting some of those customer needs. To the extent on the ITG side, if in fact ITG is causing a trade to disappear or liquidity to take elsewhere, they're going to pay $0.07 to NASDAQ to take that liquidity.

So they may have to pay more to come to New York, but it's $0.025. So to the extent they pull it off of NASDAQ's book, it's going to be $0.07 for those same trades. And so, again, this is a similar situation where NASDAQ will go in and say, you know what, instead of $200,000, it's $60,000, but when they actually get their bill it's going to be $60,000 in one column and it's going to be X times $0.07 a share in the other column. And, you know what? That bill is going to get pretty close and that time is coming out now.

--------------------------------------------------------------------------------
ROGER FREEMAN - LEHMAN BROTHERS

Is it fair to assume at this point that pricing between NYSE Arca and the NYSE could be on a divergent path because of the segmentation you're pursuing here?


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SEP. 14. 2006 / 2:15PM ET
NYX - NYSE GROUP AT LEHMAN BROTHERS 4TH ANNUAL CONFERENCE
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--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

Well, I guess by what we did today they're definitely different, right? There are different points attracting different kinds of liquidity pools. I think we've said all along that we're going to look at pricing, especially as we get larger in options, especially as we launch hybrid. And I think we will continue to look at it, but again, very strategically, we are not big in terms of getting into price wars. We're not big into doing everything. We're good at providing a fair price for our service, and that's what we do. But I think we've already decided to make that divergent path today.

--------------------------------------------------------------------------------
ROGER FREEMAN - LEHMAN BROTHERS

But you could still tie it together with some larger - some broader caps that covered both --

--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

Sure. We will continue to look at our portfolio and to the extent it made sense. For shareholders longer term we would look at it.

--------------------------------------------------------------------------------
ROGER FREEMAN - LEHMAN BROTHERS

Okay, I think we're about out of time here. The breakout is going to be in the Morgan suite down the hall, beginning right now. Thank you.

--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - CFO

Thank you.

END OF TRANSCRIPT


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information set forth in this document contains forward-looking statements,
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Group") cautions readers that any forward-looking information is not a guarantee
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which are difficult to predict and many of which are beyond the control of NYSE
Group and Euronext. Accordingly, there can be no assurance that the projected
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Neither NYSE Group nor Euronext intends to update or otherwise revise the
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event that any or all of the underlying assumptions are shown to be in error.
Furthermore, neither NYSE Group nor Euronext intends to update or revise the prospective financial data to reflect changes in general economic or industry conditions.

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
In connection with the proposed business combination transaction between NYSE
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Registration Statement on Form S-4 that will include a proxy statement of NYSE
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INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS
REGARDING THE PROPOSED BUSINESS COMBINATION TRANSACTION IF AND WHEN IT BECOMES
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You may obtain a free copy of the proxy statement/prospectus (if and when
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